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[PEABODY ENERGY GRAPHIC]                                         PEABODY ENERGY
                                                                 NEWS RELEASE

                                                                 CONTACT:
                                                                 Vic Svec
                                                                 (314) 342-7768





FOR IMMEDIATE RELEASE
---------------------
March 17, 2003

PEABODY ENERGY (NYSE: BTU) ANNOUNCES PRICING OF
A PRIVATE OFFERING OF $650 MILLION OF SENIOR NOTES
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ST. LOUIS, March 17 - Peabody Energy today announced the pricing of an offering of $650 million of 6 7/8% senior notes due 2013 to certain institutional investors in a transaction that is exempt from the registration requirements of the Securities Act of 1933. The initial purchasers expect to deliver the notes on March 21, 2003.

      This offering is one of several transactions intended to refinance a substantial portion of Peabody's debt and reduce interest expense. Peabody also announced that it is arranging a new $600 million revolving credit facility and a new $450 million bank term loan. A portion of the proceeds from the new credit facility and the senior notes offering will be used to fund the repurchase of Peabody's existing 8 7/8% senior notes and 9 5/8% senior subordinated notes, which Peabody is seeking to acquire through a tender offer commenced on Feb. 27, 2003.

        The senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

      Peabody Energy (NYSE: BTU) is the world's largest private-sector coal company, with 2002 sales of 198 million tons of coal and $2.7 billion in revenues. Its coal products fuel more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.